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                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT


                       Pursuant to Section 13 of 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): December 16, 2002


                           IRON MOUNTAIN INCORPORATED
                           --------------------------
             (Exact name of registrant as specified in its charter)


            PENNSYLVANIA              1-13045             23-2588479
            ------------              -------             ----------
  (State or other jurisdiction      (Commission          (IRS Employer
          of incorporation)         File Number)       Identification No.)


                               745 Atlantic Avenue
                           Boston, Massachusetts 02111
                       -----------------------------------
          (Address of principal executive offices, including zip code)

                                 (617) 535-4766
                             -----------------------
              (Registrant's telephone number, including area code)


ITEM 5. OTHER EVENTS

         On March 28, 2002, Iron Mountain and Iron Mountain Information Management, Inc., one of our wholly owned subsidiaries, commenced an action in the Middlesex County, New Jersey, Superior Court, Chancery Division, captioned Iron Mountain Incorporated and Iron Mountain Information Management, Inc., v. J. Peter Pierce, Douglas B. Huntley, J. Michael Gold, Fred A. Mathewson, Jr., Michael DiIanni, J. Anthony Hayden, Pioneer Capital, LLC, and Sequedex, LLC. In the complaint, we allege that defendant J. Peter Pierce, a member of our Board of Directors and the former President of Iron Mountain Information Management, Inc. until his termination without cause effective June 30, 2000, has violated and is continuing to violate his fiduciary obligations, as well as various noncompetition and other provisions of an employment agreement with Iron Mountain, dated February 1, 2000, by providing direct and/or indirect financial, management and other support to defendant Sequedex, LLC. Sequedex was established in October 2000, and competed directly with us in the records and information management services industry. The complaint also alleges that Mr. Pierce and certain of the other defendants, who were employed by or affiliated with Pierce Leahy Corp. prior to the merger of Pierce Leahy with Iron Mountain in February 2000, have misappropriated and used our trade secrets and other confidential information. Finally, the complaint asserts claims against Sequedex and others for tortious interference with contractual relations, against all of the defendants for civil conspiracy in respect of the matters described above, and against defendant Michael DiIanni for breach of his employment agreement with Iron Mountain Information Management, Inc., dated September 6, 2000. The litigation seeks injunctions in respect of certain matters and recovery of damages against the defendants. On April 12, 2002 Iron Mountain also initiated an arbitration proceeding against Mr. Pierce before the Philadelphia, Pennsylvania, office of the American Arbitration Association on account of an arbitration clause in the employment agreement between

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Iron Mountain and Mr. Pierce. In the arbitration, Mr. Pierce has counterclaimed for indemnification of his expenses, including attorneys' fees. We have disputed Mr. Pierce's claim. On July 19, 2002, the litigation was stayed pending the outcome of the arbitration proceeding, which is currently scheduled for hearings in April 2003. We intend to prosecute the arbitration proceeding and the litigation vigorously.

         On December 16, 2002, Hartford Windsor Associates, L.P. ("H-W Associates"), Hartford General, LLC, J. Anthony Hayden, J. Peter Pierce, Frank Seidman and John H. Greenwald, Jr. commenced an action in the Court of Common Pleas, Montgomery County, Pennsylvania, against Iron Mountain Incorporated. In the complaint, the plaintiffs allege that H-W Associates entered into a lease with Sequedex, then a competitor of ours, for a records storage facility in Connecticut and that the remaining plaintiffs were limited or general partners of H-W Associates. The plaintiffs also allege that we tortiously interfered with Sequedex's contractual relations with another entity and, as a result, caused Sequedex to default on its lease to H-W Associates. The complaint seeks damages in excess of $100,000. Also on December 16, 2002, Pioneer Capital L.P., Pioneer Capital Genpar, Inc. and J. Peter Pierce commenced an action in the Court of Common Pleas, Montgomery County, Pennsylvania, against Iron Mountain Incorporated, C. Richard Reese, John F. Kenny, Jr., Garry Watzke, Schooner Capital LLC and Vincent J. Ryan. The named individuals are directors and officers of Iron Mountain and Schooner Capital is a shareholder of Iron Mountain and an entity in which Mr. Ryan has sole voting power and investment power. In the complaint, the plaintiffs allege that the defendants had numerous conversations and arrangements with one of Mr. Pierce's and Pioneer's business partners in a company named Logisteq LLC. The plaintiffs further allege that, as a result of such conversations and arrangements, defendants conspired to, and did intentionally, interfere with Pioneer's relationship with its partner and Logisteq. The plaintiffs also allege that defendants damaged Mr. Pierce's reputation in the community by telling Iron Mountain employees and other third parties that Mr. Pierce breached his employment agreement, misappropriated and used confidential information of Iron Mountain, breached his fiduciary duties to Iron Mountain's shareholders and was assisting another company, Sequedex, in unfairly competing with Iron Mountain. Finally, the complaint alleges that the business partner in Logisteq taped conversations with Mr. Pierce and others, certain of which allegedly violated law, that Iron Mountain knew, or should have known, that the tapes were being made without the consent of the individuals and, as a result, Mr. Pierce was harmed. The complaint seeks damages in excess of $5,000,000. Iron Mountain and the other defendants intend to vigorously defend themselves against these lawsuits.


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                                   SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                IRON MOUNTAIN INCORPORATED
                                (Registrant)



                                By: /s/ Jean A. Bua
                                    --------------------------
                                Name:  Jean A. Bua
                                Title: Vice President and Corporate Controller


Date: December 17, 2002